     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1999


                                                      REGISTRATION NO. 333-67629
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               AVANT! CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            94-3133226
  (State or Other Jurisdiction       (I.R.S. Employer Identification
      of Incorporation or                        Number)
         Organization)

                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 GERALD C. HSU
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                           ANTHONY J. MCCUSKER, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
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                   SUBJECT TO COMPLETION, DATED MARCH 9, 1999



                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK


                               ------------------


    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" STARTING ON PAGE 4.


                            ------------------------


    The selling stockholders listed on pages 13-17 are offering and selling 1,256,005 shares of our common stock under this prospectus.


    The selling stockholders may offer their Avant! stock through public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.


    Our common stock is traded on The Nasdaq National Market under the symbol "AVNT." On March 5, 1999, the closing bid price of the common stock on The Nasdaq National Market was $16.375 per share.


                            ------------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                 The date of this prospectus is March   , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Business of Avant!.........................................................................................           3

Risk Factors...............................................................................................           4

Forward Looking Statements.................................................................................          13

Use of Proceeds............................................................................................          13

Selling Stockholders.......................................................................................          14

Plan of Distribution.......................................................................................          18

Description of Capital Stock...............................................................................          18

Legal Matters..............................................................................................          20

Experts....................................................................................................          20

Where You Can Find More Information........................................................................          21

                             THE BUSINESS OF AVANT!

    At Avant!, we develop, market and support computer software for integrated circuit design automation--also known as electronic design automation. This software is used for the design of integrated circuits, particularly integrated circuits that are extremely small, or with "submicron"-sized (smaller than 1 micron) and "deep submicron"-sized features (smaller than 0.5 micron). Our products are used in the design of a variety of integrated circuits, including microprocessors, memory chips and application-specific integrated circuits. Compared to previous generations of integrated circuit design automation software, our products offer improved time to market, reduced development and manufacturing costs and enhanced integrated circuit performance. End users of our products include a number of leading electronics companies, such as Matsushita, Motorola, National Semiconductor, Fujitsu, Toshiba, Mitsubishi, Hitachi, Samsung and Sony.

    Our principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and our telephone number is (510) 413-8000.

                            ------------------------

     This prospectus includes trademarks of Avant! and other corporations.

                            ------------------------

                                  RISK FACTORS


WE ARE INVOLVED IN SEVERAL LITIGATION MATTERS THAT COULD SERIOUSLY HARM MANY
  ASPECTS OF OUR BUSINESS, INCLUDING OUR OPERATING RESULTS, FINANCIAL CONDITION AND REPUTATION



    We and our subsidiaries are engaged in various litigation matters which, regardless of their outcomes, may result in substantial costs and expenses and significant diversion of effort by our management. These various matters could seriously harm our business, financial condition and results of operations and could possibly result in a steep decline in the trading price of our common stock.


    - CADENCE LITIGATION.


    In December 1995 Cadence filed an action against Avant! and certain of its officers in federal court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of our employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of our place and route products from Cadence, and that we have allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that we induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. Trial has been scheduled for October 12, 1999.



    In addition to actual and punitive damages, which have not been quantified by Cadence, Cadence is seeking to enjoin the sale of our place and route products pending trial of the action. In December 1997 the court entered an injunction against, among other things, continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, our ArcCell products. In December 1998 the court entered an injunction against us, prohibiting us from directly or indirectly marketing, selling, leasing, licensing, copywriting or transferring our Aquarius, Aquarius XO and Aquarius BV products.



    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, our defenses are unsuccessful, we may ultimately be permanently enjoined from selling certain place and route products and may be required to pay monetary damages to Cadence. In addition, upon further consideration by the court, we could be preliminarily enjoined from selling our Apollo place and route products. Furthermore, it is possible that our relationships with our customers and/or partners will be seriously harmed as a result of the Cadence litigation.


    - CRIMINAL INDICTMENT.


    In December 1998 after a grand jury investigation, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit against, among others, Avant! and the following current or former employees and/or directors of Avant!:



    - Gerald C. Hsu, President, Chief Executive Officer and Chairman of our board of directors;



    - Y. Eric Cho, a former officer and former member of our board of directors;


    - Y. Z. Liao, Corporate Fellow;

    - Stephen Wuu, CEO Staff Operations;

    - Leigh Huang, former marketing manager;

    - Eric Cheng, Research and Development Manager; and


    - Mike Tsai, a former officer and former member of our board of directors.

    The indictment charges these defendants with conspiring to commit trade secret theft, trade secret theft, inducing the theft of a trade secret, conspiracy to commit fraudulent practices in connection with the offer or sale of a security and fraudulent practices in connection with the offer or sale of a security. The criminal indictment could result in additional defense costs and criminal fines against us, as well as the potential incarceration of certain members of our management team and board of directors. Such outcomes could result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation and loss of goodwill.


    - SILVACO LITIGATION.


    In March 1993, Meta Software Inc., which we acquired in October 1996 and which is now our wholly owned subsidiary, filed a complaint in state court against Silvaco Data Systems, Inc. seeking monetary damages and injunctive relief. In August 1995, Silvaco filed a cross-complaint against Meta and Shawn Hailey, then the President and Chief Executive Officer of Meta, alleging, among other things, that Meta owed Silvaco royalties and license fees under a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. In November 1997, a judgment of $31.4 million was entered against us. We filed appeals on our own behalf and on behalf of Mr. Hailey.



    In March 1998 Silvaco filed an additional lawsuit against Avant! and Roy Jewell, Avant!'s CEO Staff, Corporate Development. The lawsuit alleges causes of action for defamation, negligent and intentional interference with economic advantage, unfair competition, Lanham Act violations and consumer fraud. Silvaco is seeking $20 million in compensatory damages, punitive damages and an injunction.


    - PESIC LITIGATION.


    In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action naming as defendants Avant! (as successor in interest to Meta), Shawn Hailey, Meta's former President and Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Silvaco litigation. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages.


    - SECURITIES CLASS ACTION CLAIMS.


    In December 1995 Paul Margetis and Helen Margetis filed in federal court a securities fraud class action complaint against Avant!. This lawsuit alleges certain securities law violations, including omissions and/or misrepresentation of material facts that are largely consistent with those outlined in the Cadence claim. In addition, in May 1997 Joanne Hoffman filed a class action lawsuit alleging securities claims on behalf of purchasers of Avant!'s stock between March 29, 1996 and April 11, 1997, the date of the filing of a criminal complaint against Avant! and six of its employees and/or officers. Ms. Hoffman alleges that Avant! and its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations.


    - NEQUIST LITIGATION.


    In July 1998 Eric Nequist filed in state court a complaint against Avant!. The complaint alleges causes of action for defamation, intentional infliction of emotional distress, negligent and intentional interference with economic advantage, abuse of process and violations of California Business and Profession Code section 17200. No trial date has been set, and the parties have been ordered to mediation, which has been scheduled for April 15, 1999. Avant! has moved for a stay of this lawsuit pending resolution of the criminal action.



    With regard to the Silvaco, Pesic, securities class action and Nequist litigations, Avant! believes its has defenses to the claims brought and intends to defend itself vigorously. However, if its defenses or appeals are unsuccessful, Avant! will be required to pay substantial monetary damages to the respective plaintiffs.

ASPECTS OF OUR BUSINESS, INCLUDING OUR OPERATING RESULTS, MAY SUFFER IF WE FAIL
  TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND PRODUCT LINES WITH THOSE OF INTERHDL AND ACEO



    We have recently acquired interHDL, Inc. and ACEO Technology, Inc. The integration of those businesses presents difficult challenges for our management. While our management believes that the combination of Avant!, interHDL and ACEO could create significant value for our shareholders, it is possible that our management will not effectively manage these business combinations to realize the anticipated synergies. Our failure to effectively integrate our operations with those of our newly acquired companies could seriously harm our business, financial condition and results of operations.



    Avant! and its newly acquired companies each have different systems and procedures in various operational areas that must be integrated. We may not effectively and expeditiously integrate these systems. The difficulties we face include coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations will distract the attention of our management from our day-to-day business. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during the integration process. Accordingly, we may not be able to retain all of our key technical, sales and other key personnel.



ASPECTS OF OUR BUSINESS, INCLUDING OUR OPERATING RESULTS, MAY SUFFER IF WE FAIL
  TO SUCCESSFULLY MANAGE OUR EXPANDING OPERATIONS



    We have experienced periods of rapid growth and significant expansion of our operations that have placed a significant strain upon our management systems and resources. In addition, we have recently hired a significant number of employees, and we plan to further increase our total headcount. We also plan to expand the geographic scope of our customer base and operations. This expansion has resulted and will continue to result in substantial demands on our management resources. Our ability to manage future expansion of our operations will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage our employee work force. We may not be successful in addressing these risks, and our failure to do so would seriously harm our business, financial condition and results of operations.



WE MAY LOSE KEY PERSONNEL DUE TO THE VARIOUS LITIGATION MATTERS IN WHICH WE ARE
  INVOLVED



    Our future operating results depend in significant part upon the continued service of key management and technical personnel. Several of our key personnel have been criminally indicted on charges relating to the matters underlying the pending litigation between Avant! and Cadence. If any of the individuals criminally indicted are found guilty and incarcerated or are otherwise unable to continue to provide services to us, our business, financial condition and results of operations could be seriously harmed. In addition, few of our employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the pending litigation, it is possible that we will fail to retain key technical and managerial personnel.



COMPETITION IN OUR INDUSTRY FOR HIGHLY SKILLED INDIVIDUALS, AND THE EXISTENCE OF
  THE PENDING LITIGATION MATTERS, MAY HARM OUR ABILITY TO ATTRACT AND RETAIN NECESSARY MANAGEMENT AND TECHNICAL PERSONNEL



    There are only a limited number of qualified integrated circuit design automation engineers, and competition for these individuals is intense. Moreover, these individuals may be reluctant to join and remain with our company due to the risks posed by the pending litigation matters. If we are unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of our increasingly complex business would be impaired. This would seriously harm our business, operating results and financial condition.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE INTEGRATED
  CIRCUIT DESIGN AUTOMATION SOFTWARE MARKET


    The integrated circuit design automation software market in which we compete is intensely competitive. We currently face competition from major integrated circuit design automation vendors, including Cadence, which currently holds a dominant share of the market for integrated circuit physical design software, Synopsys, Inc. and Mentor Graphics Corporation. We may fail to compete successfully against these competitors, harming our business, operating results and financial condition. This is particularly true because each of these companies has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These competitors also have established relationships with our current and potential customers, and they can devote substantial resources aimed at preventing us from enhancing relationships with existing customers or establishing relationships with potential customers. Competitors may develop products comparable or superior to ours or adapt more quickly than us to new technologies, evolving industry trends or changing customer requirements.



COMPETITIVE PRESSURES IN OUR INDUSTRY MAY INCREASE, MAKING IT MORE DIFFICULT FOR
  US TO COMPETE SUCCESSFULLY



    We expect competitive pressures in our industry to increase for a number of reasons. Because barriers to entry in our industry are relatively low, we expect additional competition from other established and emerging companies. In addition, the integrated circuit design automation software industry is experiencing a trend toward consolidation that is expected to result in large, more financially flexible competitors having broad ranges of product offerings. In addition, groups within our existing and potential customers may choose to design and develop their own customized tools rather than purchasing our products. These and other factors could result in price reductions, reduced margins or loss of market share, seriously harming our business, operating results or financial condition.



THE VALUE OF OUR COMMON STOCK AND ITS FUTURE TRADING PRICE ARE DIFFICULT TO
  PREDICT BECAUSE OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT



    We are unable to accurately forecast our quarterly revenues and operating results because of (a) the emerging nature of the market in which we compete,
(b) the unpredictability of the various litigation matters to which we are a party and (c) the following factors:


    - Increased competition;

    - The length of our sales cycle;


    - The timing of introductions of new or enhanced products by us or our competitors;


    - Market acceptance of new and enhanced versions of our products;

    - Changes in pricing policies by us or our competitors;

    - Conditions in the semiconductor and electronics industries;


    - Cancellation of maintenance agreements;


    - The unavailability of technology of third parties;


    - The mix of direct and indirect sales;



    - Economic conditions in the Asian and other markets and our ability to continue to market our products in these markets; and

    - Foreign currency exchange rates.



    Also complicating any prediction of our future quarterly revenues and operating results are the size, timing and structure of significant licenses in light of our relatively fixed expense levels. Revenues under these licenses are difficult to forecast. In particular, we have adopted a flexible pricing strategy under which we offer both perpetual and time-based software licenses to customers. Because each time-based license may have a different structure or be subject to cancellation, future revenue received under these licenses is unpredictable. Meanwhile, our current and future expense levels are based largely on our operating plans and estimates of future revenues and are, to a large extent, fixed. If we experience an unexpected revenue shortfall, we may be unable to adjust our spending quickly enough to compensate. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would seriously harm our business, financial condition and results of operations.



    The future value of our common stock is made more difficult to predict by the fact that public market analysts and other investors could react negatively to unexpected shortfalls in our revenues or operating results. Additionally, we may not learn of such revenue shortfalls, earnings shortfalls or other failures to meet market expectations until late in a fiscal quarter, resulting in an even more immediate and serious harm to the trading price of our common stock.



BECAUSE OUR STOCK PRICE IS EXTREMELY VOLATILE, YOU COULD LOSE A SUBSTANTIAL
  PORTION OF YOUR INVESTMENT


    The trading price of our common stock has fluctuated significantly in the past, and the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to such factors as:

    - The outcome of the various litigation matters to which we are a party;

    - Actual or anticipated fluctuations in our operating results;

    - Announcements of technological innovations and new products by us or our competitors;

    - New contractual relationships with strategic partners by us or our competitors;

    - Proposed acquisitions by us or our competitors; and

    - Financial results that fail to meet public market analyst expectations of performance.


    In addition, the stock market in general, and The Nasdaq National Market and the market for technology companies in particular has experienced extreme price and volume fluctuations that have often been related or disproportionate to the operating performance of such companies. These broad market and industry factors may seriously harm the market price of our common stock in future periods, and you could lose a substantial part of your investment.



OUR INABILITY TO SELL, LICENSE AND SUPPORT EACH PRODUCT WITHIN OUR RELATIVELY
  NARROW PRODUCT OFFERING COULD SIGNIFICANTLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION



    Historically, we have derived substantially all of our total revenue from the licensing and support of a small number of products. We expect to continue to depend heavily on only a few products. These products are:


    - Aquarius (our cell-based place and route software product);

    - Apollo (our successor product to Aquarius);

    - Hercules (our hierarchical physical verification software product);

    - Star-Hspice (our circuit simulator);

    - Star-Sim (our high-capacity circuit simulation and high-accuracy timing analysis software); and

    - Polaris (our Verilog simulation product).


    Absent any adverse results from existing litigation, we currently expect that each of these products will continue to account for a significant portion of our revenue for the foreseeable future. As a result, our inability to market and sell any one of these products could harm our business, operating results and financial condition.


WE DEPEND ON INTERNATIONAL SALES FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUE

    International revenue, principally from Asian customers, accounted for approximately 32%, 34%, 44% and 31% of our total revenue in 1995, 1996, 1997 and 1998, respectively. We expect that international license and service revenue, particularly in Asia, will continue to account for a significant portion of our total revenue. Our international business activities are subject to a variety of potential risks, including:

    - The impact of recessionary environments in foreign economies;

    - Longer receivables collection periods and greater difficulty in accounts receivable collection;

    - Difficulties in staffing and managing foreign operations;

    - Political and economic instability;

    - Unexpected changes in regulatory requirements;

    - Reduced protection of intellectual property rights in some countries; and

    - Tariffs and other trade barriers.


    Currency exchange fluctuations in countries in which we license our products could also seriously harm our business, financial condition and results of operations by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, we may not be able to continue to price our products and services internationally in U.S. dollars because of changing sovereign restrictions on the import and export of foreign currencies as well as other practical considerations. It is possible that we may fail to sustain or increase revenue derived from international licensing and service or that the foregoing factors will seriously harm our future international license and service revenue, and, consequently, seriously harm our business, financial condition and results of operations.


WE DEPEND UPON THIRD PARTY DISTRIBUTORS AND MANUFACTURER'S REPRESENTATIVES TO
  LICENSE AND SUPPORT OUR PRODUCTS IN ASIA


    We rely on distributors and manufacturer's representatives for the licensing and support of our products in Asia. A substantial portion of our international license and service revenue is generated from a limited number of these representatives (although we had no individual customer representing over 10% of revenue in any of the years 1994-1998). Our reliance on distributors and manufacturer's representatives subjects us to a number of risks. For example:



    - our current distributors or manufacturer's representatives may not choose to or be able to market, service or support our products effectively;



    - economic conditions or industry demand may seriously harm these organizations; or



    - these organizations may devote greater resources to marketing and supporting our competitors' products.



    Additionally, because our products are used by highly skilled professional engineers, a distributor or manufacturer's representative must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of distributors or manufacturer's representatives possess such resources. Accordingly, the loss of, or a significant reduction in revenue from, one of our distributors or manufacturer's representatives could seriously harm our business, financial condition and results of operations.



    You should note that in 1996, we consolidated our Korean sales channel by forming DavanTech Co., Ltd., a distributor owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer and other parties. In 1997, we consolidated our Japanese sales channel by forming MainGate, a distributor owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors).


OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO KEEP PACE WITH THE RAPIDLY
  EVOLVING TECHNOLOGY STANDARDS OF OUR INDUSTRY


    Because the semiconductor industry has recently made significant technological advances, integrated circuit design automation companies, such as Avant!, that license software to semiconductor companies have been required to continuously develop new products and enhancements for existing products to keep pace with the evolving industry standards and rapidly changing customer requirements. The evolving nature of the integrated circuit design automation industry could render our existing products and services obsolete. Our success will depend, in part, on our ability to:


    - Enhance our existing products and services;

    - Develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards; and

    - Address the increasingly sophisticated needs of our customers.

    If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business, financial condition and results of operations could be seriously harmed.


WE DEPEND ON THE GROWTH OF THE SEMICONDUCTOR AND ELECTRONICS INDUSTRIES



    We are dependent upon the semiconductor industry and, more generally, the electronics industry. Both of these industries are characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. While these industries have experienced an extended period of significant economic growth over the past few years, such economic growth may not continue, and if it does not, any downturn could be especially severe on Avant!. During such downturns, the number of new integrated circuit design projects often decreases. Because acquisitions of new licenses from Avant! are largely dependent upon the commencement of new design projects, any slowdown in these industries could seriously harm our business, financial condition and results of operations.



PROTECTION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY BE
  INADEQUATE, EXPOSING US TO LOSSES OF COMPETITIVE ADVANTAGES



    We rely heavily on a combination of patents, trade secrets, copyrights, trademarks and contractual commitments to protect our proprietary rights in our software products. We generally enter into confidentiality or license agreements with our employees, distributors and customers, and limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, a third party may still copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. If third parties infringe our intellectual property and proprietary rights with impunity, we may lose certain competitive advantages. Such losses could materially harm our future business, operating results and financial condition.



WE MAY EXPERIENCE COSTLY INTELLECTUAL PROPERTY LAWSUITS



    We expect that software companies will increasingly be subject to infringement claims as the number of products and competitors in the integrated circuit design automation industry grows and the functionality of products in different industry segments overlaps. For example, our current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could consume valuable time, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if available, may not be available on terms acceptable to us. Intellectual property lawsuits could seriously harm our business, financial condition and results of operations.



ERRORS IN OUR SOFTWARE PRODUCTS COULD RESULT IN LOSS OF MARKET SHARE OR FAILURE
  TO GAIN MARKET ACCEPTANCE



    Software products as complex as ours may contain defects or failures. We have in the past discovered software defects in certain of our products and may experience delays or lost revenue to correct such defects in the future. Despite our testing efforts, errors may still be found in our new products or releases after we have shipped them. This could result in loss of market share or failure to gain market acceptance. Any such occurrence could seriously harm our business, financial condition and results of operations.



EXPENSES AND REVENUE DECLINES RELATED TO THE YEAR 2000 PROBLEM COULD
  SIGNIFICANTLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION


    STATE OF READINESS

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.


    During 1998, we undertook an evaluation of our currently supported products to determine if they are Year 2000 compliant. The results of this evaluation revealed that most currently supported products are Year 2000 compliant. We intend to upgrade or replace any currently supported products which are not Year 2000 compliant.



    Any failure by us to make our products Year 2000 compliant could result in:


    - A decrease in sales of our products;


    - An increase in costs and resource allocations to address our customers' problems; and



    - An increase in litigation costs relating to losses suffered by our customers due to Year 2000 problems.



    During 1998, we conducted a preliminary review of our internal computer systems to identify systems that could be affected by the Year 2000 and to develop a plan to resolve the issue. We have adopted SAP R/3 software as an enterprise system managing its financial and logistical operations in the United States. SAP R/3 software has been certified by SAP as Year 2000 compliant. Some other third party software systems and applications currently used by us, however, are not Year 2000 compliant. We intend to stop using these software products or upgrade or replace them as part of our growth plans. We only perform

Year 2000 compliance testing on our critical internal support systems. Inoperability of internal systems that are certified Year 2000 compliant by the vendor but not tested by us could seriously harm our operational efficiency. We are also currently engaged in setting up a plan to make our European accounting system, currently not on SAP, Year 2000 compliant. Our failure to complete this work prior to December 31, 1999 could seriously harm our business, financial condition and results of operations.



    Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies spend significant resources to make their current systems Year 2000 compliant. These expenditures may result in reduced funds available to purchase our products and services, which could seriously harm our business, operating results and financial condition.


    COSTS


    We do not have a project tracking system that tracks the cost and time that our own internal employees spend on our Year 2000 project. Based on our assessment, the costs incurred to date have had no material impact on our results of operations. We expect that costs directly related to Year 2000 compliance in excess of normal upgrade and maintenance costs will not exceed approximately $250,000 for both costs incurred to date and future costs.


    CONTINGENCY PLANS


    We do not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrences. Upon completion of testing and implementation activities, we will be able to assess the areas requiring contingency planning. We expect to develop appropriate planning at that time. Any failure to address any unforeseen Year 2000 problems could seriously harm our business, financial condition and results of operations.


                           FORWARD LOOKING STATEMENTS


    This prospectus, including the documents incorporated by reference, contains forward-looking statements. Statements contained in this prospectus or incorporated by reference that are not purely historical are forward-looking statements within the meaning of Section 27 of the Securities Act and Section 21 of the Exchange Act, including statements regarding Avant!'s expectations, beliefs, intentions or strategies regarding the future. Avant! believes that all forward looking statements included in this document comply with the requirements of the Securities Act and the Exchange Act. All forward-looking statements included in this document are based on information available to Avant! on the date hereof, and Avant! assumes no obligation to update any forward-looking statements. A forward-looking statement involves a prediction, the accuracy of which is subject to risks and uncertainties. Avant!'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.


                                USE OF PROCEEDS

    All net proceeds from the sale of the Avant! common stock will go to the stockholders who offer and sell their shares. Accordingly, Avant! will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS


    The following table sets forth certain information, as of January 12, 1999, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. Based upon 33,246,253 shares of common stock outstanding on March 5, 1999, Eliezer Sternheim is the only selling stockholder that owns more than 1% of the outstanding stock of Avant!. See "Plan of Distribution."


    The shares being offered by the selling stockholders were acquired from Avant! in Avant!'s acquisition of interHDL, Inc. pursuant to an agreement and plan of reorganization dated November 4, 1998, as amended on November 12, 1998. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to Avant! that they were acquiring the shares for investment and with no present intention of distributing the shares.

    Avant! has filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. Avant! has agreed to use its best efforts to keep such Registration Statement effective until November 13, 1999 or, if earlier, the date that all shares have been sold.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
IRA ABRAMOV ......................................    1,907          1,907          0
  575 South Rengstorff Avenue #176
  Mountain View, California 94040

OFER ACHLER ......................................      572            572          0
  3168 South Court
  Palo Alto, California 94306

RENEE ANDERSON ...................................    5,085          5,085          0
  707 Continental Circle #311
  Mountain View, California 94040

SANJAY BAJAJ .....................................    8,104          8,104          0
  548 Firloch Avenue #1
  Sunnyvale, California 94086

SUDHINDAR BALAKRISHNA ............................    3,016          3,016          0
  175 Calvert Drive #R-202
  Cupertino, California 95014

RICHARD ALLAN & SANDRA RAE BOSENKO LIVING TRUST .   145,765        145,765          0
  701 SE Columbia Shores Blvd. #320
  Vancouver, Washington 98661

JUSTINE W. CHEN ..................................    1,033          1,033          0
  6618 Mt. Holly Drive
  San Jose, California 95120

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
LILI A. CLAY .....................................      516            516          0
  510 Walker Drive #7
  Mountain View, California 94043

PAUL COLWILL .....................................    2,582          2,582          0
  1550 Majorca Drive
  Morgan Hill, California 95037

ALAIN DARGELAS ...................................    5,681          5,681          0
  1957 California Street #23
  Mountain View, California 94040

DENNIS DECOSTE ...................................   47,675         47,675          0
  220 Wavecrest Avenue
  Santa Cruz, California 95060

RODNEY SCOTT DIXON ...............................    9,455          9,455          0
  22465 Linda Ann Court
  Cupertino, California 95014

WILLIAM A. DUKE ..................................    9,026          9,026          0
  1711 Santa Lucia Avenue
  San Bruno, California 94066

BRUCE EASTMAN ....................................   45,768         45,768          0
  1070 Bryant Avenue
  Mountain View, California 94040

ANTHONY H. FRANCOIS ..............................    2,244          2,244          0
  1081 Sargent Drive
  Sunnyvale, California 94087

DILIP GANPULE ....................................    6,674          6,674          0
  1655 Alexander Court
  Los Altos, California 94024

SAEID GHAFOURI ...................................  146,839        146,839          0
  1304 Tiffany Canyon Court
  San Jose, California 95120

CLAUDE B. HAGOPIAN ...............................      834            834          0
  505 Cypress Point Drive #301
  Mountain View, California 94043

TYEE HARPSTER ....................................      178            178          0
  680 Manzanita Way
  Woodside, California 94062

ANLING HSU .......................................      953            953          0
  1275 Portland Avenue
  Los Altos, California 94024

JYH-HUEI HUANG ...................................      381            381          0
  281 West Meadow Drive
  Palo Alto, California 94306

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
LAURIE ISAACSON ..................................   15,256         15,256          0
  P.O. Box 20670
  Castro Valley, California 94546

KEVIN JORGENSEN ..................................   23,837         23,837          0
  6587 Winterset Way
  San Jose, California 95120

DANIEL J. KOCHER .................................    9,535          9,535          0
  1272 Sharon Park Drive
  Menlo Park, California 94025

MEIR LEVINGER ....................................    5,721          5,721          0
  575 South Rengstorff Avenue Apt. #113
  Mountain View, California 94040

YAN LIN ..........................................    1,907          1,907          0
  427 Acalanes Drive Apt. 6
  Sunnyvale, California 94086

RUBEN MAGANAS ....................................      953            953          0
  550 Piercy Road
  San Jose, California 94306

MEIRAV NITZAN ....................................    3,814          3,814          0
  575 South Rengstorff Avenue #148
  Mountain View, California 94040

DAN Z. PERI ......................................    7,469          7,469          0
  3418 South Court
  Palo Alto, California 94306

ARUN RAMACHANDRAN ................................   41,163         41,163          0
  7525 Heatherwood Drive
  Cupertino, California 95014

MARISSA REIS .....................................    3,814          3,814          0
  676 Bellflower #38
  Sunnyvale, California 94086

BEN RENDEL .......................................    2,860          2,860          0
  22 Tel Chai Str
  Ranana 43405
  Israel

RONALD A. ROHRER .................................   19,070         19,070          0
  2310 Vintage Hill Drive
  Durham, North Carolina 27712

MICHELLE ROSENBERG ...............................    1,787          1,787          0
  1039L El Monte Avenue #232
  Mountain View, California 94040

STEVEN E. SCHER ..................................    1,986          1,986          0
  137 Dartmouth Drive #4
  San Mateo, California 94402

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
BEN SHELEF .......................................      953            953          0
  19046 Laurel Drive
  Los Gatos, California 95033

RAJVIR SINGH .....................................  157,407        157,407          0
  1055 Fremont Avenue
  Los Altos, California 94024

SWADESH SINGH ....................................       47             47          0
  1055 Fremont Avenue
  Los Altos, California 94024

DANIEL C. SKILKEN ................................    1,907          1,907          0
  17960 Andrews Street
  Monte Sereno, California 95030

JEFFREY L. SOBIERAJ ..............................    5,244          5,244          0
  36 Via Di Nola
  Laguna Niguel, California 92677

WARREN STAPLETON .................................   31,465         31,465          0
  15935 Camino Del Cerro
  Los Gatos, California 95032

WARREN STAPLETON AND PAMELA STAPLETON ............    7,866          7,866          0
  15935 Camino Del Cerro
  Los Gatos, California 95032

ELIEZER STERNHEIM ................................  345,326        345,326          0
  3489 South Court Street
  Palo Alto, California 94306

YONA STERNHEIM ...................................       47             47          0
  3489 South Court Street
  Palo Alto, California 94306

LEK TAYLOR .......................................    2,065          2,065          0
  2305 Old Post Way
  San Jose, California 95132

PETER S. TESHIMA .................................   41,080         41,080          0
  2947 Shannon Court
  Santa Clara, California 95051

ASHWATH THIRUMALAI ...............................    2,065          2,065          0
  100 North Whisman Road, #230
  Mountain View, California 94043

TRICONT ASSOCIATES, LTD. .........................   68,652         68,652          0
  P.O. Box 3412
  Jerusalem, Israel 91033

JEFFREY M. WEINBERG ..............................    4,628          4,628          0
  1239 Sabal Drive
  San Jose, California 95132

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
JEFFREY M. WEINBERG & MELINDA L. WEINBERG ........    2,840          2,840          0
  1239 Sabal Drive
  San Jose, California 95132

VANCE WILLIAM ....................................      953            953          0
  1402 East San Fernando Street
  San Jose, California 95116
                                                    ---------  -------------        -

  TOTALS..........................................  1,256,005    1,256,005          0
                                                    ---------  -------------        -
                                                    ---------  -------------        -

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold by the selling stockholders at various times in one or more of the following transactions:

    - in the over-the-counter market;

    - on The Nasdaq National Market;

    - in privately negotiated transactions; or

    - in a combination of any of the above transactions.

    The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

    The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of Avant! consists of 75,000,000 shares of common stock, and 5,000,000 shares of preferred stock, $.0001 par value. As of March 5, 1999, there were 33,246,253 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.


COMMON STOCK

    Holders of shares of Avant! common stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, holders of Avant! common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Avant! board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Avant!, holders of Avant! common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of Avant! common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of Avant! common stock are fully paid and nonassessable.

PREFERRED STOCK

    Avant!'s certificate of incorporation authorizes 5,000,000 shares of preferred stock. The Avant! board of directors has the authority to cause Avant! to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. In connection with the rights agreement (described below), Avant! has authorized a series of 75,000 shares of preferred stock designated Series A Junior Participating Preferred Stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Avant! without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Avant! common stock. In certain circumstances, this could have the effect of decreasing the market price of the Avant! common stock. At present, Avant! has no plans to issue any of the preferred stock. For a description of the terms of the Series A Junior Participating Preferred Stock, see "--Antitakeover Effects of Rights Plan, Provisions of the Certificate of Incorporation, Bylaws and Delaware Law; Preferred Stock Rights Plan."

ANTITAKEOVER EFFECTS OF RIGHTS PLAN, PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    PREFERRED STOCK RIGHTS PLAN

    On September 4, 1998, our board of directors declared a dividend of one preferred share purchase right for each share of common stock outstanding on October 2, 1998. Each preferred share purchase right entitles the registered holder to purchase from Avant! one one-thousandth of a share of Series A Junior Participating Preferred Stock of Avant! at a price of $100.00 per one one-thousandth of a preferred share. The description and terms of the preferred share purchase rights are set forth in full in a rights agreement between Avant! and Harris Trust Company of California.

    Until the public announcement or disclosure that a person or group of affiliated or associated persons has acquired certain beneficial ownership of Avant! or, unless our board of directors determines otherwise, the commencement of, or announcement of an intention to make, a tender or exchange offer for more than 15% (or in the case of certain persons, a greater percent) of Avant! common stock, the preferred share purchase rights will be transferred with and only with the common stock. As soon as practicable after one of these events, separate certificates evidencing the preferred share purchase rights will be mailed to holders of record of the common stock as of the close of business on the date of the event that triggered the distribution of the preferred share purchase rights.

    Upon the acquisition of more than 15% (or in the case of certain persons, a greater percent) of Avant! common stock, the preferred share purchase rights owned by a person or group of affiliated or associated persons whose ownership is in excess of such percentage shall immediately become void. However, after the occurrence of such aquisition, all other holders of a preferred share purchase right will thereafter have the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the preferred share purchase right. If Avant! does not have a sufficient number of shares of common stock to satisfy the obligation to issue common stock, or if the board of directors so elects, Avant! shall deliver upon payment of the exercise price of a preferred share purchase right an amount of cash or securities equivalent in value to the common stock issuable upon exercise of a preferred share purchase right.

    In the event that, at any time after the purchase of sufficient shares to trigger the bargain purchase right described in the previous paragraph, Avant! is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the preferred share purchase right.

    At any time after the purchase of sufficient shares to trigger the bargain purchase right described above and prior to the acquisition by any person or group of a majority of the outstanding shares of common stock, the board of directors of Avant! may exchange the preferred share purchase rights (other than preferred share purchase rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per preferred share purchase right (subject to adjustment).

    The preferred share purchase rights are not exercisable until the occurrence of one of the events described above that triggers the distribution of the rights. The preferred share purchase rights will expire on September 4, 2008, unless the expiration date is extended or unless the preferred share purchase rights are earlier redeemed by Avant!. Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a stockholder of Avant!.

    The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire Avant! without conditioning the offer on the preferred share purchase rights being redeemed. However, the preferred share purchase rights should not interfere with any tender offer or merger approved by Avant! because the preferred share purchase rights may be redeemed by the board of directors at any time prior to the purchase of more than 15% (or in the case of certain persons, a greater percent) of Avant! common stock.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Avant!'s certificate of incorporation provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, Avant!'s amended and restated bylaws do not permit stockholders of Avant! to call a special meeting of stockholders and also require stockholders to give timely prior notice for director nominations or other business that a stockholder wishes to properly bring before a meeting of stockholders. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Avant!. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Avant! board of directors and in the policies formulated by the Avant! board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Avant!. In addition, these provisions are designed to reduce the vulnerability of Avant! to an unsolicited acquisition proposal and are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Avant!'s shares and, as a consequence, they also may inhibit fluctuations in the market price of Avant!'s shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of Avant!.

    DELAWARE ANTITAKEOVER STATUTE

    Because we are incorporated in Delaware, we are subject to Section 203 of the Delaware General Corporation Law. These provisions prohibit certain large stockholders, in particular those owning 15% or more of our outstanding voting stock, from consummating a merger or business combination with Avant!, unless
(a) 66 2/3% of the shares of voting stock not owned by this large stockholder approve the merger or business combination or (b) our board of directors approves the merger or business combination or the transaction that resulted in the large stockholder owning 15% or more of our outstanding voting stock.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for Avant! by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The consolidated balance sheets of Avant! and its subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997 incorporated in this prospectus by reference from Avant!'s June 11, 1998 Current Report on Form 8-K/A are incorporated herein by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Technology Modeling Associates, Inc. as of December 31, 1996 incorporated in this prospectus by reference from Avant!'s June 11, 1998 Current Report on Form 8-K/A have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2. Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. Current Reports on Form 8-K dated January 30, 1998, September 18, 1998, November 19, 1998 and December 22, 1998;

    4.  Current Report on Form 8-K/A dated June 11, 1998; and

    5. The description of Avant!'s Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 12, 1995.

    You may request a copy of these filings, at no cost, by writing to us at the following address:

                               Avant! Corporation
                             46871 Bayside Parkway
                           Fremont, California 94538
                            Attn: Investor Relations

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK

                               ------------------


                                 MARCH   , 1999


                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.


Securities and Exchange Commission Registration Fee............  $ 6,023.17
Legal Fees and Expenses........................................  150,000.00
Accounting Fees and Expenses...................................   50,000.00
Transfer Agent and Registrar Fees..............................    2,500.00
Miscellaneous..................................................    1,476.83
                                                                 ----------
  Total........................................................  $210,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the DGCL, Avant!'s Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Avant! for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Avant! or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Avant! or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article XI of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of Avant! to the fullest extent permitted by applicable law.

    Avant! has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

    (a) Exhibits


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and of Reorganization dated November 4, 1998, as amended on November 12, 1998, by and among the Company, Artemis Merger Corporation and interHDL, Inc. (1)

       3.1*  Amended and Restated Certificate of Incorporation, as amended to date.

       3.2   Amended and Restated Bylaws. (2)

       3.3   Certificate of Designation. (3)

       4.1*  Registration Rights Agreement, dated November 13, 1998.

       4.2   Specimen Common Stock Certificate. (4)

       4.3   Rights Agreement, dated September 4, 1998 between the Company and Harris Trust Company of California.
             (3)

       5.1*  Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

      23.1   Consent of KPMG LLP.

      23.2*  Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

      23.3   Consent of Arthur Andersen LLP.

      24.1*  Power of Attorney.


------------------------

 *  Previously filed


(1) Incorporated by reference from the Company's Current Report on Form 8-K filed with the SEC on November 19, 1998.


(2) Incorporated by reference from the Company's Registration Statement on Form 8-K filed with the SEC on September 18, 1998.

(3) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the SEC on September 18, 1998.

(4) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-91128) as declared effective on June 6, 1995.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 9th day of March, 1999.


                              AVANT! CORPORATION

                              By:          /s/ GERALD C. HSU
                                     ------------------------------
                                             Gerald C. Hsu
                                         CHAIRMAN OF THE BOARD,
                                     PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                     DATE
------------------------------  ---------------------------  --------------------
      /s/ GERALD C. HSU         Chairman of the Board,
------------------------------    President and Chief           March 9, 1999
        Gerald C. Hsu             Executive Officer

                                Head of Finance and
              *                   Administration (Principal
------------------------------    Financial and Accounting      March 9, 1999
        Peter Teshima             Officer)

              *
------------------------------           Director               March 9, 1999
        Eric A. Brill

              *
------------------------------           Director               March 9, 1999
     Charles L. St. Clair

              *
------------------------------           Director               March 9, 1999
       Monyuki Chimura

              *
------------------------------           Director               March 9, 1999
          Dan Taylor


*By:      /s/ GERALD C. HSU
      -------------------------
            Gerald C. Hsu
          ATTORNEY-IN-FACT